Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— April 17, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.032496 per unit, payable on May 14, 2014 to unitholders of record on April 30, 2014. The distribution primarily represents oil production during the month of January 2014 and natural gas production during December 2013.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	74,106	528,824	$90.00	$4.21
Prior Month	68,239	448,645	$91.07	$3.80

Oil cash receipts increased $0.5 million from the prior month and totaled $6.7 million as a result of increased production. Natural gas receipts also increased $0.5 million from the prior month and totaled $2.2 million as a result of increased prices, production and timing of production payments. Approximately $0.2 million of the increase in natural gas receipts is related to the timing of cash receipts for previous production months. The current distribution represents the restoration of production volumes as oil and natural gas cash receipts for the prior two months’ distributions were negatively impacted by severe winter weather in the Permian Basin that adversely affected oil and natural gas production volumes in the area.

Although oil and natural gas production increased compared to the prior month distribution period, none of the growth is related to the Permian Basin Wolfcamp drilling program. As the current month distribution represents January 2014 oil sales, revenues from the Wolfcamp program are not yet included in the distribution. The first 3 wells (Rocker B 40H, 41H, and 42H) came online at the end of February and, as a result, March was the first full month of production. Enduro anticipates revenue from these wells to be included in the distribution by July.

Capital expenditures included in the current month distribution were approximately $4.2 million, which relates to capital expenditures incurred in February. Capital expenditures primarily relate to the Wolfcamp activity in the Midland Basin. The Rocker B 40H, 41H, and 42H were completed in early February and drilling was underway on the Rocker B 43H, 44H, 45H and 46H in February.

Wolfcamp Activity Update

Enduro continues to receive drilling proposals from Pioneer Natural Resources for the 2014 Wolfcamp drilling program. Of the 25 gross wells anticipated to be drilled in 2014, Enduro has received drilling proposals for 13 gross wells, of which 3 are currently producing, 6 are drilling, 2 are waiting on completion, and 2 are waiting to be spud. There have not been any additional wells completed since the update provided last month.

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	Reservoir	County & State	Enduro Working Interest
Rocker B 43H	Drilling	Wolfcamp	Reagan, TX	6.25%
Rocker B 44H	Drilling	Wolfcamp	Reagan, TX	6.25%
Rocker B 45H	Waiting on Completion	Wolfcamp	Reagan, TX	6.25%
Rocker B 46H	Waiting on Completion	Wolfcamp	Irion, TX	6.25%
Rocker B 47H	Drilling	Wolfcamp	Irion, TX	6.25%
Rocker B 72H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 73H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 74H	Drilling	Wolfcamp	Irion, TX	12.50%

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis 1 (713) 483-6792